UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        October  19, 2009

Li3 Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-127703	20-3061907
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1640 Terrace Way
	Walnut Creek, CA	94597

	(Address of principal executive offices)	(Zip Code)

(925) 930-0100
(Registrant’s telephone number, including area code)

NanoDynamics Holdings, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 to Current Report on Form 8-K (the “Amendment”) amends the Current Report on Form 8-K (the “Report”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on October 23, 2009. The Report should be read together with this Amendment.  We are filing this Amendment to provide update information regarding FINRA approval of our name change, our new ticker symbol and the revised record, payment and effectiveness dates for our forward stock split.

Item 8.01.   Other Information

On October 19, 2009, we filed an amendment to our Articles of Incorporation (the “Amended Articles”) with the Secretary of the State of Nevada, pursuant to which we changed our name from NanoDynamics Holdings, Inc. to Li3 Energy, Inc.

We changed our name to reflect our plans to focus our business strategy on the energy sector and related lithium mining opportunities in North and South America.

On October 19, 2009, our Board of Directors declared a 15.625 for 1 forward stock split in the form of a dividend (the “Forward Split”).

FINRA OTC Corporate Actions approved our name change effective at the open of business on November 18, 2009.  Our new symbol as of this date is “LIEG”.

Because this name change and new trading symbol have taken effect on November 18, 2009, we have changed the record date on our Forward Split to November 20, 2009. The payment date for the Forward Split will be November 23, 2009 and we expect that the “ex date” will be on or about November 23, 2009, as well.

Also on October 19, 2009, stockholders representing approximately fifty-nine percent (59%) of our issued and outstanding capital stock executed a written consent in lieu of a meeting and approved the Amended Articles.  Pursuant to this consent, the stockholders also approved the creation of our 2009 Equity Incentive Plan (the “2009 Plan”).  The 2009 Plan provides for the issuance of both non-statutory and incentive stock options and other awards to acquire in the aggregate up to 5,000,000 shares (calculated on a post-forward stock split basis, as described above) of our common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Li3 Energy, Inc.

Date: November 18, 2009	By:	/s/ David Rector,
David Rector, President